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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  The financial statements of Lightbridge, Inc. included elsewhere in this Registration Statement have been prepared to give effect to the completion of the two-for-one split of the Company's outstanding common stock (as described in Note 11) which is to take place on July 15, 1996. Subsequent to such date, we expect to be able to issue the following consent.

"To the Board of Directors and
 Stockholders of Lightbridge,
 Inc.:

  We consent to the use in this Registration Statement of Lightbridge, Inc. on Form S-1 of our report dated April 22, 1996 (except for Note 11 as to which the date is July , 1996), appearing in this Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Boston, Massachusetts
July  , 1996"

Deloitte & Touche llp
Boston, Massachusetts
June 21, 1996"